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                                                                    EXHIBIT 11.2

                FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES

                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                                  (Unaudited)

                                                                    NINE MONTHS ENDED
                                                                      DECEMBER 31,
                                                                   -------------------
                                                                    1997        1996
                                                                   -------     -------
                                                                     (IN THOUSANDS,
                                                                         EXCEPT
                                                                   PER SHARE AMOUNTS)
        Weighted average Ordinary Shares issued and
          outstanding(1).........................................   17,305      16,141
        Ordinary Shares due to Astron(2).........................      537         565
                                                                   -------     -------
        Weighted average Ordinary Shares (basic).................   17,842      16,706
                                                                   -------     -------
        Ordinary Shares equivalents - stock options(3)...........      789         652
                                                                   -------     -------
        Weighted average Ordinary Shares and equivalents
          (diluted)..............................................   18,631      17,358
                                                                   =======     =======
        Net income...............................................  $19,109     $10,819
                                                                   =======     =======
        Basic net income per share:..............................  $  1.07     $  0.65
                                                                   =======     =======
        Diluted net income per share:............................  $  1.03     $  0.62
                                                                   =======     =======

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(1) Ordinary Shares issued and outstanding -- based on the weighted average method.

(2) Ordinary Shares due to Astron in June 1998.

(3) Stock options -- based on the treasury stock method using average market price for the nine month period ending December 31, 1997 and 1996.